UNITED STATES

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NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

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Dear Fellow Stockholders:

2013 was a transformative year for Nuverra Environmental Solutions.

We advanced our mission. We aim to be the leading provider of full-cycle environmental solutions to U.S. oil and gas end markets. We will achieve this by growing, implementing and selling our suite of innovative services. We began to build the foundation for high performance and long-term profitability, making some tough decisions along the way. By the close of 2013, we had marked solid progress as we set Nuverra apart as a value leader to our customers.

We focused on operational strength and efficiencies. During our first year together as an integrated management team, we focused on growing our national platform, continuously assessing the business for opportunities to improve operational efficiencies, and making the necessary changes to rationalize the enterprise. We worked hard to clear the path in order to fully and effectively develop and market end-to-end environmental solutions that are tailored to our oil and natural gas exploration and production (“E&P”) customers.

We have a unique opportunity to advance our business as U.S. shale development activities rapidly move from the discovery phase to the full-scale commercial production of shale resources. We expect this evolution will bring a keen focus on environmental management and compliance that will drive demand for innovative approaches. We believe Nuverra’s integrated solutions are not only desirable and efficient, but also increasingly necessary as regulatory complexities escalate.

We are looking forward to 2014. During 2013, we took multiple actions to enhance long-term value for our shareholders.

•	We entered into a definitive agreement to divest the Thermo-Fluids Inc. (“TFI”) subsidiary and expect that transaction to close by June 30, 2014. We plan to use the proceeds to repay debt and for general corporate purposes.

•	We enhanced our innovative suite of environmental solutions with recycling options for the processing and reuse of both fluid and solid waste streams.

•	We launched a new pipeline solutions initiative to complement our existing assets and enhance the efficient transportation of oilfield wastewater as a larger number of wells enter the long-term production phase.

•	We revised our Revolving Credit Facility to provide a more flexible capital structure to support organic and strategic growth initiatives.

•	We organized our operating units into three distinct geographic divisions to maximize operating efficiencies, leverage future growth opportunities and optimize both sales and business development to better align with our customers’ needs.

We believe our industry is poised for continued growth. E&P operators have ramped up their capital spending programs in 2014, and the operational efficiencies of multi-well pads are producing record-setting volumes of oil and natural gas. As such, our growth strategy is focused on three key objectives: 1) Expanding our service offerings by consolidating companies that complement our business; 2) Increasing market share in existing basins by taking business from competitors; and, 3) Growing organically by introducing innovative new solutions to our service mix.

We are keenly focused on optimizing profitability and return on capital, evaluating the full market potential for each business division and developing the strategies to achieve our goals. Thank you for your investment in Nuverra Environmental Solutions.

Sincerely,

/s/ Mark D. Johnsrud
Mark D. Johnsrud
Chief Executive Officer